EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated this ____ day of February, 1994, by and between XECHEM INTERNATIONAL, INC., a Delaware corporation with offices at 100 Jersey Avenue, Building B, Suite 310, New Brunswick, NJ 08901 (the "Corporation" or "Xechem"), and DR. RAMESH C. PANDEY, an individual residing at 30 South Adelaide Avenue, Unit #8M, Highland Park, New Jersey 08904 (the "Executive" or "Dr. Pandey").

R E C I T A L S:

A. Corporation desires to secure the continuation of the services of Executive upon the terms and conditions hereinafter set forth; and

B. Executive desires to render services to Corporation upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties mutually agree as follows:

Section 1. Employment. Corporation hereby employs Executive and Executive hereby accepts such employment, as an executive of Corporation, subject to the terms and conditions set forth in this Agreement.

Section 2. Duties. Executive shall serve as the Chief Executive Officer of Corporation and shall properly perform such duties as may be assigned to him from time to time by the Board of Directors of Corporation. If requested by Corporation, Executive shall serve on any committee of Corporation's Board of Directors without additional compensation. During the term of this Agreement, Executive shall devote his full time and efforts to the performance of his duties hereunder unless otherwise authorized by the Board of Directors.

Section 3. Term of Employment. The term of Executive's employment, unless sooner terminated as provided herein (the "Term"), shall be for a period of ten (10) years commencing on the date hereof (the "Commencement Date").

Section 4. Compensation of Executive.

4.1 Salary. Corporation shall pay to Executive as compensation for his services hereunder, in equal semi-monthly or bi-weekly installments during the Term of this Agreement, less such deductions as shall be required to be withheld by applicable law and regulations, the sum of not less than One Hundred Forty Thousand ($140,000) Dollars per annum (the "Annual Salary"), which Annual Salary shall be subject to adjustment effective as of January 1 of each calendar year by the percentage increase in the

consumer price index (computed by the U.S. Department of Labor-Bureau of Labor Statistics for New York City, or if such index is no longer in effect, a comparable index) for each calendar year which Annual Salary shall be used as the base for increase in the next succeeding calendar year. During the period from the date hereof until the Closing of the Company's initial public offering, Executive will accept monthly salary payments of $10,000 per month, with the balance thereof to accrue. Upon the closing of the initial public offering ("Closing Date"), Executive shall be entitled to receive the Annual Salary herein set forth inclusive of any Annual Salary that may have accrued during the term of Executive's employment after July 1, 1992.

4.2 Royalty Payment. In addition to the Annual Salary set forth in Section 4.1 above, Executive shall be entitled to receive, commencing as of the Commencement Date and during the Term hereof, and any continued period of his employment by the Corporation after the term hereof, a royalty equal to two and one half percent (2.5%) of Corporation's net profits, before taxes, as determined by Corporation's independent auditors (the "Royalty"), with respect to any products developed by Corporation or its Affiliates during Executive's tenure, whether sold during the Executive's tenure or thereafter (the "Products"); such Royalty shall continue to be paid following the termination of this Agreement to Executive or his designees until no Products are sold by Corporation or its Affiliates. Any Royalty due hereunder shall be payable no later than ninety (90) days following the end of each calendar year in which Products are sold by the Corporation or its Affiliates. The Corporation agrees to provide Executive and his representatives with a full accounting for the basis upon which Royalty payments are made, as well as full access to the books and records of the Corporation and its Affiliates to verify the same. Should Executive properly determine that the Royalty payments made in respect to any period are ten percent (10%) or more understated against the actual obligation, the Corporation shall reimburse Executive for all costs of performing such review and all legal fees and costs of Executive in enforcing such payment. Any Royalty payment not paid when due shall bear interest at twelve percent (12%) per annum. For purposes hereof the term "Affiliates" shall have the same meaning as set forth in Rule 405 promulgated under the Securities Act of 1933.

4.3 Discretionary Bonus. In addition to the Annual Salary set forth in Section 4.1 above, Executive shall be entitled to such bonus compensation (in cash, capital stock or other property) as a majority of the disinterested members on the Compensation Committee, if any, of the Board of Directors of Corporation may determine from time to time in their sole discretion.

4.4 Expenses. Corporation shall pay or reimburse Executive for all reasonable out-of-pocket expenses actually incurred or paid by Executive and approved by a majority of the disinterested

members on the Compensation Committee, if any, of the Board of Directors incurred by Executive in performing his duties hereunder. All expenses shall be deemed automatically approved by Corporation, which expenses shall include but are not limited to any expenses referenced in financial statements set forth in the registration statement in the initial public offering, and all legal fees, costs, judgments and settlement expenses now or hereafter incurred by Executive related to litigation with Ocean Marine, including the Advanced Molecular Technologies litigation.

4.5 Benefits. Executive shall be entitled to participate in such pension, profit sharing, group insurance, hospitalization, and group health and benefit plans and all other benefits and plans as Corporation provides to its senior executives and Corporation shall continue to pay the premiums on such life insurance policies as are currently in existence for Executive.

Section 5. Termination.

5.1 Death. This Agreement and all obligations of Corporation hereunder shall terminate automatically upon the death of Executive, except for the Royalty rights provided above.

5.2 Termination For Cause or Resignation. In the event Executive is discharged "For Cause" or in the event Executive resigns, then upon such occurrence, this Agreement shall be deemed terminated and Corporation shall be released from all obligations to Executive with respect to this Agreement, except for the Royalty obligations and obligations accrued prior to such termination date and as provided in Section 6.2 hereof. Executive shall not be deemed to have "resigned" for purposes of this Section 5.2 should his resignation be due to the failure of Corporation to meet any of its obligations to the Executive hereunder or pursuant to any other agreement between Corporation and Executive.

5.3 "For Cause". As used herein, the term "For Cause" shall mean material, gross and willful misconduct on the part of Executive in connection with his employment duties.

5.4 Termination Without Cause. Neither party may terminate this Agreement except "for cause" during the first five year term. Thereafter, either party hereto shall have the right to terminate this Agreement upon one hundred twenty (120) days prior written notice, whereupon all rights and obligations of the parties shall automatically terminate, except that (i) the provisions of Sections 4.2, 8 and 9 shall survive, and (ii) if the Employee is terminated by Corporation other than for cause. Employee shall be entitled to a severance payment equal to his last two years of total compensation (the "Severance Amount"). Such Severance Amount shall be payable within three months following the date of his termination. If Corporation wrongfully terminates Employee during the first five years of the Term, Employee shall be entitled to all compensation hereunder for the remainder of the Term, including the Severance Amount.

5.5 Change in Control. In the event of a "Change in Control" of the Company, defined as any single event or series of related events in which 20% or more of the beneficial ownership of the Corporation changes hands, other than as a result of an event caused by Executive's transfer of stock or an offering approved by the Executive, then for a period of one year thereafter Executive shall have the right to terminate this Agreement upon 30 days prior notice, in which event the restrictive provisions of Section 8 and 9 shall cease.

a. Indebtedness. In the event a Change in Control occurs, at Executive's option, by delivery of written notice to the Corporation all indebtedness of the Corporation to Executive shall accelerate and become due, and thereafter, all past due amounts shall bear interest at twelve percent per annum (compounded semi-annually) and Executive shall be entitled to reimbursement from the Corporation for all legal fees and costs of collection of the same.

b. Effect of Termination Following Change in Control. An election by Executive to terminate his employment under the provisions of this Section 5.5 shall not constitute a breach by Executive of this Agreement and shall not be deemed a voluntary termination of employment by Executive for the purpose of interpreting the provisions of any of the Corporation's employee benefit plans, programs or policies.

c. Successors. After a Change in Control has occurred, if Executive's employment is terminated by reason of death, disability or for Cause, Executive (or his widow, or if she shall not survive him, any party designated by Executive by notice to the Corporation, in the absence of such notice to Executive's estate (such party or estate referred to below as "Designee") shall receive the sums Executive would otherwise have received if a Change in Control had not occurred.

Section 6. Disability.

6.1 Total Disability. In the event that after Executive has failed to have performed his regular and customary duties for a period of one hundred and eighty (180) consecutive days or for any two hundred and seventy (270) days out of any three hundred and sixty (360) day period, and before Executive has become "Rehabilitated" (as herein below defined) a majority of the members of the Board of Directors of Corporation, exclusive of Executive, may vote to determine that Executive is mentally or physically incapable or unable to continue to perform such regular and customary duties of employment and upon the date of such majority vote, Executive shall be deemed to be suffering from a "Total Disability." As used herein, the term "Rehabilitated" shall mean such time as Executive is willing, able and commences to devote his time and energies to the affairs of Corporation to the extent and in the manner that he did so prior to his disability.

6.2 Payment During Disability. In the event Executive is unable to perform his duties hereunder by reason of a disability, prior to the time such disability is deemed a Total Disability in accordance with the provisions of Section 6.1 above, Corporation shall continue to pay Executive his Annual Salary and Royalty pursuant to Section 4.1 during the continuance of any such disability. Upon a determination of any Total Disability pursuant to the provisions of Section 6.1 above, Corporation shall pay to Executive his Annual Salary pursuant to Section 4.1 for the one hundred eighty day period immediately subsequent to the date of determination of Total Disability, and shall continue to be obligated to pay his Royalty.

Section 7. Vacations. Executive shall be entitled to a vacation of four (4) weeks per year, during which period his salary shall be paid in full. Executive shall take his vacation at such time or times as Executive and Corporation shall determine is mutually convenient.

Section 8. Disclosure of Confidential Information. Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding Corporation, including but not limited to its products, formulae, patents, know-how and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of Executive. Executive acknowledges that such information is of great value to Corporation, is the sole property of Corporation, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by Corporation herein, Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by Executive during the course of his employment, which is treated as confidential by Corporation, and not otherwise in the public domain; provided, however, the above restrictions shall not apply in the event Corporation breaches any of its obligations hereunder or in any other agreement with Executive, and Executive subsequently leaves the employ of Corporation. The provisions of this Section 8 shall survive Executive's employment hereunder except in the event of a termination of this Agreement pursuant to Section 5.5 hereof, or as detailed in the provision above.

Section 9. Covenant Not To Compete.

(a) Executive recognizes, that the services to be performed by him hereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of Corporation that Executive agree, and accordingly, Executive does hereby agree, that he shall not, directly or indirectly, at any time during the "Restricted Period" within the "Restricted Area" (as those terms are defined in Section 9(e) below):

(i) except as provided in Subsection (c) below, engage in the business of research and development of biotechnologies and production of antibiotics, anticancer and other chemotherapeutic and pharmaceutical agents, either on his own behalf or as an officer, director, stockholder, partner, consultant, associate, employee, owner, agent, creditor, independent contractor, or co-venturer of any third party; or

(ii) employ or engage, or cause or authorize, directly or indirectly, to be employed or engaged, for or on behalf of himself or any third party, any employee or agent of Corporation.

(b) Executive hereby agrees that he will not, directly or indirectly, for or on behalf of himself or any third party, at any time during the Term and during the Restricted Period solicit any customers of Corporation with respect to products competitive with products then being sold by Corporation.

(c) If any of the restrictions contained in this Section 9 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form this Section shall then be enforceable in the manner contemplated hereby.

(d) This Section 9 shall not be construed to prevent Executive from owning, directly and indirectly, in the aggregate, an amount not exceeding five percent (5%) of the issued and outstanding voting securities of any class of any corporation whose voting capital stock is traded or listed on a national securities exchange or in the over-the-counter market.

(e) The term "Restricted Period," as used in this Section 9, shall mean the period of Executive's actual employment hereunder plus six (6) months after the date Executive is actually no longer employed by Corporation in the event this Agreement expires or Executive's termination For Cause or if Executive resigns during the Term; to the extent Executive seeks to terminate this Agreement with 120 days' prior notice but less than 180 days' prior notice, then the Restricted Period shall be automatically increased for each additional day, up to a total of 60 additional days, that such notice was delivered less than 180 days prior to the date of Executive's termination of employment, unless the Corporation wishes Executive to terminate his employment prior to the full 180 day period, in which event the Restricted Period shall remain at 120 days. The term "Restricted Area" as used in this Section 9 shall mean the continental United States' borders.

(f) The provisions of this Section 9 shall survive the termination of Executive's employment hereunder and until the end

of the Restricted Period as provided in Section 9(e) hereof except in the event that this Agreement is terminated pursuant to Section 5.5 hereof. In no event shall the terms of Section 9 be enforceable, should Corporation be in default of any of its obligations to Executive at the time of his termination of employment by the Corporation.

Section 10. Miscellaneous.

10.1 Injunctive Relief. Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, Executive agrees that any breach or threatened breach by him of Sections 8 or 9 of this Agreement shall entitle Corporation, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which Corporation seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that Corporation may have at law or in equity.

10.2 Assignments. Neither Executive nor Corporation may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided however that Corporation shall have the right to delegate its obligation of payment of all sums due to Dr. Pandey hereunder, provided that such delegation shall not relieve Xechem of any of its obligations hereunder.

10.3 Entire Agreement. This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to Executive's employment by Corporation, supersedes all prior understandings and agreements, whether oral or written, between Executive and Corporation, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

10.4 Binding Effect. This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

10.5 Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.6 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. Federal Express) to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to such State's conflicts of laws provisions and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of New York, County of New York.

10.8 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. the parties hereto have executed this Agreement as of the date set forth above.

XECHEM INTERNATIONAL, INC.

By: ______________________________
Dr. Ramesh C. Pandey
President

EXECUTIVE:

____
DR. RAMESH C. PANDEY